FOR IMMEDIATE RELEASE

For Investor Relations Contact:
Michael Manahan, Chief Executive Officer
PracticeXpert, Inc.
(818) 591-0081
mike@pxpert.com

        PracticeXpert retains Midtown Partners; Completes Interim Funding

CALABASAS, CALIFORNIA, April 20, 2006 - PracticeXpert, Inc. (OTCBB: PXPT), today announced that it has received financing in the amount of $250,000 in connection with the issuance and sale of one-year 12% Senior Secured Convertible Debentures and warrants. Midtown Partners & Co. LLC served as the placement agent in connection with the financing transaction.

Midtown Partners & Co. LLC is a member NASD and SIPC Broker/Dealer in the business of matching private equity investors with appropriately suited investment opportunities with both private and public companies. The firm assists companies at various stages of development with advisory and financial services, including venture, expansion and leveraged buyout capital, mergers and acquisitions, valuation services, and professional document preparation and review. Midtown Partners offers to its clients a high level of relevant industry experience and expertise coupled with ongoing relationships throughout the private capital and investment banking communities. To find out more about Midtown Partners visit www.modtownpartners.com.

Michael Manahan, Chief Executive Officer of PracticeXpert, stated, "We are looking forward to working with Midtown Partners, as we continue the process of getting PracticeXpert's business back on track, and growing again. As part of our plan for PracticeXpert, we are building a new team of professionals and advisors who through their contacts and knowledge can assist us in executing on our plans. We see Midtown Partners as an important part of that team."

About PracticeXpert, Inc.

PracticeXpert provides turn-key practice management services and technology solutions to medical practitioners that improve operational efficiencies and enhance cash flow. PracticeXpert offerings include medical billing, accounts receivable management, practice management, consulting, seminars, practice management software, electronic medical records software and related services. PracticeXpert bundles its technology applications with its billing and other practice management services to provide a complete and integrated solution to its physician customers. To find out more about PracticeXpert, Inc. (OTCBB:PXPT), visit our website at www.practicexpert.com.

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This release and other written or oral statements made from time to time by
PracticeXpert may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature and which may be identified by the use of words like "intends", "expects", "assumes", "projects", "anticipates", "estimates", "we believe", "could be", and other words of similar meaning, are forward-looking statements. These statements are based on management's expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include: PracticeXpert's success in obtaining, retaining and selling additional services to clients; the pricing of products and services; changes in laws regulating medical billing, practice management and electronic medical record systems; market and economic conditions, including interest rate trends; competitive conditions; stock market activity; changes in technology; availability of skilled employees and associates, the impact of new acquisitions and divestitures, and other factors discussed in PracticeXpert's filings with the Securities and Exchange Commission. PracticeXpert disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.